Exhibit 4.61

Second-Hand Real Estate Sales Contract of Shenzhen Municipality
Shen (  Fu ) Fang Xian Mai Zi (2015) No.18783

Notice:

For the purpose of protecting legitimate rights and interests of the vendor and the purchaser, parties are recommended to read the following contents carefully before executing this contract:

1.
Text of this contract is generated from “Shenzhen Second Hand Transaction of Real Estate On-line System”. The parties may agree, through negotiation, to amend or supplement the terms and conditions of this contract, which, however, must comply with the laws, regulations and agreement of grant of the land-use right in relation to the subject real estate.

2.
Before executing this contract, the parties may request the counter-party to present their identifications card, business license, certificate of real estate ownership and land-use right and other documents of proof for verification. The parties shall read the contents of this contract thoroughly and carefully verify the contents which need to be selected, supplemented or revised. If there is any doubt on terms and conditions of this contract, the parties are recommended to consult with legal professionals.

3.
Before executing this contract, the purchaser shall conduct an on-site visit to the subject real estate, and be familiar with and fully understand the neighborhood environment, traffic, schools as well as the household register, the education quota attaching to the real estate. The vendor is also obligated to provide genuine information which may affect the transaction, including the status of real estate ownership, lease, and the household register.

4.
For the safety of the payment in transaction, the payment is recommended to be remitted to a bank escrow account for funds supervision, and the parties shall specify the details of the designated bank escrow account and the payment terms by way of agreement.

5.
Upon this contract coming into force, all of the unmodified printed text, as well as effective characters and notations written in the blank shall be deemed as part of the agreement made by the parties. The appendix and supplementary of this contract have the equal legal force upon execution by the parties.

6.
In the event that the the purchaser needs to apply for mortgage loan, the purchaser shall have a comprehensive understanding on the requirements and the application documents prior of such application.

7.
The execution of this contract shall not be deemed as having the effect of title transfer. The title transfer shall only be deemed as completed if the registration of transfer has been processed by the registration authority of land and real estate. Please note that the real estate may be subject to attachment or other extraordinary circumstances in the period from the execution of this contract to the completion of the registration of transfer. Please kindly be reminded of such risk.

Basic Information of the Parties:

The Vendor (“Party A”):

Name of the Company or Institution: Global Sources Properties (Shenzhen) Co., Ltd
Business License Number: -------------------
Percentage of Shares(Owned): 100%	Percentage of Shares To Sell: 100%
Legal Representative: WONG SING LUAN	Post Code: -------------------
Identity Card No./Passport No.: A14863407	Contact No.: -------------------
Contact Address: -------------------

The Purchaser (“Party B”):

Name of the Company or Institution: Shenzhen Sihai Hengtong Investment Holding Group Co., Ltd.
Business License Number: 440301109864653	Percentage of Shares to Purchase: 100%
Legal Representative: Huang Chunxiang	Post Code: ---------------------
Identity Card No./Passport No.: 440301196002152916 The Authorized: Chen Shaozhen Identity Card No./Passport No.: 440782198104036528	Contact No.: ------------------- Contact No.: ------------------- Post Code: ---------------------
Contact Address: -------------------

The contract (hereunder referred to as the “Contract”) as follows, with reference to sales of the  relevant real estate as described hereunder, is entered into by and between Party A and Party B, based upon equality, free will, fairness and friendly negotiation, in pursuance with Contract Law of People’s Republic of China, Law of the People's Republic of China on the Administration of Urban Real Estate, Regulations of Shenzhen Special Economic Zone on Transfer of Real Estate and other relevant laws and regulations.

Clause 1 Descriptions of the Real Estate

The subject real estate (hereunder referred to as the “Real Estate”) is located at 50th Floor of Shenzhen International Chamber of Commerce Tower, Intersection of Yitian Road and Fuhua 3rd Road, Futian District, Shenzhen.

The Property Title Certificate No. is 3000531648. The purpose of usage is  Office Use .

The registered construction area is   square meters, and the built-up area is   square meters.

The term of the land-use right begins from 8th January 2002 to 7th January 2052. The construction of the Real Estate was completed in December 2004.

Currently the property management company for the Real Estate is Shenzhen Rongchao Property Management Co., Ltd, the property management service fee is RMB  (￥:       ) per square meters of construction area per month.

Clause 2 Legal Status of the Property Title

The Real Estate is free from mortgage or judicial attachment, which is entirely at Party A’s control and disposal.

Clause 3 Status of Lease

The status of Lease of the Real Estate is  :

1.	No Lease on the Real Estate;

2.
There is a lease on the Real Estate The lease agreement is shown as Appendix (Leasing No.___/____) and the monthly rental is RMB____/_______ (￥:____/____). The team of lease is from __/_ (Date) __/_ (Month) ___/__(Year) to _/__ (Date) __/__ (Month) __/_(Year). Party A shall obtain waiver of priority of purchase or written proof of waiver of right of purchase from to the lessee before execution of Second-Hand Real Estate Sales Contract of Shenzhen Municipality, otherwise it will be deemed as a breach of the Contract by Party A. Party A and Party B are agreed to deal with the lease agreement by method __/__ as follows (only choose one):

a)
After Transfer of title, the original lease agreement is still binding on Party B within its validity period. Party A shall assist Party B in signing new lease agreement with lessee and transfer the deposit/guarantee and advance rental (if any) paid by the lessee to Party B before the date of______/__, and Party B assumes all rights and obligations under the original lease agreement upon the date of______/___.

b)	Party A shall terminate the original lease agreement before handing-over the Real Estate to Party B, and Party B does not bear any liability for disputes arising from the original lease agreement

Clause 4 Household Register Attaching to the Real Estate

Party A undertakes the obligation to remove the household register attaching to the Real Estate  on the same _ day when Party A receives the Price for the transaction of the Real Estate, failing which Party A shall pay the penalty being _/__‱ of the Price per day to Party B.

Clause 5 Price for the Sales of the Real Estate

The total price for the sales of the Real Estate is: RMB￥                 , exclusive of taxes and fees (hereunder referred to as the “Price”).

Clause 6 Deposit

The Deposit is RMB￥  and Party B agrees to pay the deposit in the following manners:

The amount of RMB￥  shall be made as first deposit to Party A upon the execution of this Contract.

The amount of RMB_/__ (￥_/__) shall be made as remainder deposit to Party A within_/__days upon the execution of this Contract.

The aforementioned deposit is recommended to be remitted to a bank escrow account for funds supervision. Party A will be deemed to have received the deposit once Party B remits such deposit by the due dates into the escrow account. Unless otherwise agreed, deposit will be automatically become part of the Price upon Party A and Party B handling the title transfer procedures.

Clause 7 Guarantee for Delivery

For the avoidance of risks in transaction, and for the purpose of urging Party A to deliver the Real Estate in due time and pay off all the costs, Party A and Party B agree to set aside the amount of RMB_/__ (￥_/__) from the Price as guarantee for delivery (not exceeding 5% of the Price). The guarantee shall be dealt with by method  1.  as follows:

1.	held by the broker;

2.	Others: ___________/__________________________________________________________.

Clause 8 Payment Terms for the Sales of the Real Estate

The payment made by Party B, including the deposit and the Price, is recommended to be remitted to the bank escrow account for funds supervision.

Party B shall make the amount of RMB￥ as the remaining price except deposit and guarantee by method   1.  as follows:

1.	Lump-sum Payment

Party B shall pay the aforementioned price to the bank escrow account agreed by the Parties by and before10th November 2015 .

2.	Party B Making Payment with Bank Mortgage

a)
Party B shall pay the amount of RMB￥_/__being remainder of first installment except deposit and guarantee to the bank escrow account agreed by the Parties by and before_/__ (Date) _/__ (Month) _/__ (Year).

b)
Party B shall submit the relevant documents to bank for application of mortgage loan by and before_/__ (Date) _/__ (Month) _/__ (Year), and coordinate with the bank in handling the loan approval procedures. The mortgage lending amount is subject to the lending amount undertaken to be granted by the bank.

c)
In case the lending amount undertaken to be granted by the bank is insufficient to pay for the balance of the price for the Real Estate, Party A and Party B agree to deal with the matter by method_/__as follows:

i.	Party B shall make up the deficiency within three days upon the bank issuance of Letter of Undertaking to Lend;

ii.	Terminate the Contract, and Party A shall fully refund_/__and other payments already made by Party B within three days upon termination of the Contract.

3.	Other payment terms agreed by Party A and Party B:

___________/__________________________________________________________

Aforementioned payment is recommended to be remitted by Party B to the bank escrow account agreed by Party A and Party B.

Clause 9 Party B’s Liability for Delay in Payment

In the event that Party B delays in making payment (except when the Party B’s delay is caused by the reason due to the bank loan), Party A is entitled to demand Party B to bear the liability for breaching the Contract according to method    1.   as follows (only choose one):

1.	Demand Party B to pay the penalty being 4‱ of the outstanding price per day, and the Contract shall remain in full force to be performed.

2.	Be entitled to terminate the Contract and request Party B to pay the penalty being / % of the Price for Real Estate.

Clause 10 Undertaking of Taxes and Fees

In accordance with relevant legal provisions, Party A shall undertake the following taxes and fees: (1) Business Tax; (2) Urban Construction and Maintenance Tax; (3) Education Tax Surcharge; (4) Stamp Duty; (5) Personal Income Tax; (6) Land Value-Added Tax; (7) Land and Real Estate Transaction Service Fee; (8) Land-use Fee. (9) Advance Re-payment Short-Term Lending Interest; (10) Advance Re-payment Penalty Interest.

Party B shall undertake the following taxes and fees: (11) Stamp Duty; (12) Deed Tax; (13) Title Registration Fee; (14) Land and Real Estate Transaction Service Fee; (15) Stamp Duty for the Property Title Certificate; (16) Mortgage Registration Fee; (17) Notarization Fee for the Loan(Mortgage) Agreement; (18) Notarization Fee for POA.

Other fees: (19) Ownership Inquiry Fee; (20) Notarization Fee for the Real Estate Sales Contract; (21) Evaluation and Appraisal Fee; (22) Legal Costs; (23) Insurance Costs; (24) Others____/___ (subject to the taxes and fees actually incurred).

Upon Parties’ negotiation, it is agreed that:

The aforesaid Items (1) to (10)                        shall be borne by Party A.

The aforesaid Items       (11) to (24)                       shall be borne by Party B.

Other additional taxes and fees arise during the performance of this Contract due to legal, statutory and policy reason shall be dealt with by method   1.  as follows:

1.	Shall be borne by the paying party as stipulated by relevant law, regulation and policy.

2.	Parties agree that_/__shall be the paying party.

3.	Others: Party A bears_/__%; and Party B bears_/__%.

The legal liability for the aforementioned taxes and fees which shall be borne by Party A and/or Party B will not be changed due to the variation of the paying party by Parties’ agreement.

Any Party who does not pay the relevant taxes and fees according to the agreement or to the stipulations of law or policy, and thus causing the transaction unable to continue, shall pay to another Party the penalty being    20    % of the Price for Real Estate.

Clause 11 Delivery of the Real Estate

Party A shall deliver the Real Estate to Party B before 3rd January, 2016 provided that Party A receives full amount of the Price and the title of the Real Estate has been registered under the name of Party B, and Party A shall further handle the following formalities:

1.
Party A and Party B shall mutually examine the Real Estate and the ancillary fittings, appliances, fixtures, decorations and check the list of inventories, and take record of the water, electricity and gas readings, and handle the delivery formalities.

2.	Deliver the keys of the Real Estate.

3.	_/__.

Clause 12 Liability for Delay in Delivery

Unless otherwise agreed herein, if Party A fails to deliver the Real Estate to Party B by the due date herein, Party A shall pay the penalty being 4% of the Price per day to Party B, from the second day of the agreed delivery date to the actual delivery date, and the Contract shall remain in full force to be performed.

Clause 13 Handling of Collateral Obligation

Upon delivery of the Real Estate, Party A shall pay off all costs associated with the Real Estate, including water charges, electricity charges, gas charges, telephone bills, cable TV bills, property management fees, garbage cleaning fees and_/__, and deliver the payment receipts to Party B for confirmation, otherwise Party B is entitled to deduct the aforesaid costs from the guarantee.

Clause 14 Registration of Title Transfer

Within 90 days upon execution of this Contract, Parties shall jointly apply to the registration authority of land and real estate to proceed with the procedures for registration of title transfer.

Within  3  days upon the expiration of reply date specified on the acknowledge receipt, Party A and Party B shall handle the tax payment formalities.

The Property Title Certificate shall be collected by Party B.

In case Party B bears the mortgage obligation, it shall handle the formalities related to registration of mortgage within  / working days upon receipt of new Property Title Certificate.

Clause 15 Other Liabilities for Breach of Contract

In case any Party fails to perform its obligations under the Contract frustrating the purpose of the Contract, the non-breaching Party is entitled to either apply the punitive rule of deposit or demand another party to pay the penalty being   20  % of the Price.

Clause 16 Force Majeure

Unless otherwise provided in law, failures of any Party in performance of its obligation herein due to force majeure shall be exempted from incurring liability in whole or in part, depending on the influence degree of the force majeure. Such Party encountering the force majeure and failing to perform its obligation shall promptly notify another Party and submit to another Party the supporting documents within   30   days upon the ending day of the force majeure.

Clause 17 Resolution of Inconsistency between this Contract and Other Documents

This Contract shall prevail over any undertakings or agreements signed by Parties before the execution of this Contract in case of any inconsistency.

Clause 18 Appendix (es)

There is 1 copy of Appendix attaching to this Contract, all of which shall form an integrate part of the Contract and have the same legal force.

Clause 19 Dispute Resolution

Any dispute arising from or in connection with this Contract shall be settled by both Parties through negotiations or any Party may submit to the following  / organization for mediation:

1.	Shenzhen Civil and Commercial Mediation Center;

2.	South China International Economic and Trade Arbitration Commission Arbitration Commission (also known as “Shenzhen Court of International Arbitration”) Mediation Center;

In case any Party is unwilling to mediate or the dispute fails to be resolved by mediation, such dispute can be dealt with by method    3.   as follows:

1.	Disputes shall be submitted to Shenzhen Arbitration Commission for arbitration; or

2.	Disputes shall be submitted to South China International Economic and Trade Arbitration Commission for arbitration (also known as “Shenzhen Court of International Arbitration”) in Shenzhen; or

3.	A suit may be filed in competent People’s Court.

Clause 20 Counterparts and Preservation

This Contract is executed in   3   counterparts, Party A holding   1   counterpart, Party B holding   1   counterpart and the rest shall be submitted to the competent authorities and all counterparts shall have the same legal force.

Clause 21 Delivery

The Addresses herein provided in by the Parties are the delivery address.

Clause 22 Legal Force

This Contract shall come into legal force upon both Parties’ signature (seal).

____________________________________________________________________

The Transaction Risk Alert after Issuance of “The Supplementary Circular Regarding Further Implementing and Emphasizing on the Essence of the State Council’s Document on Firmly Curbing Excessive Growth in Property Prices”

On 30th September 2010, General Office of Shenzhen Municipal Government issued the “The Supplementary Circular Regarding Further Implementing and Emphasizing on the Essence of the State Council’s Document on Firmly curbing Excessive Growth In Property Prices” (Shen Fu Ban [2010] No. 82), which clearly states that Shenzhen will be temperately implementing the policy that restricts the number of houses a resident household is permitted to purchase. Resident household registered locally (including part of the family members are local resident household), is permitted to purchase up to two residential real estates; Resident household not locally registered but being able to provide one year and above tax payment receipt or social insurance payment proof, is permitted to purchase one residential real estate. The local resident household who has already owned more than two residential real estate (inclusive of two), and the non-local resident household who has owned more than one residential real estate (inclusive of one), and the non-local resident household who is unable to provide one year and above tax payment receipt or social insurance payment proof is not permitted to purchase any residential real estate in Shenzhen. The relevant regulations shall also be strictly implemented upon the purchase of real estate by foreign entities or foreign individuals.

Party A and Party B are required to carefully verify themselves whether the purchasing conditions are satisfied in accordance with the requirements of Circular of Shen Fu Ban [2010] No. 82. The relevant municipal authorities will not attend to the record filing of commercial real estate, or the sales of the new real estate or transfer of title of second-hand real estate if the requirements are not satisfied. Any transaction is null and void if such transaction was completed through provision of false information or materials, and Party A and Party B shall bear their own legal liabilities arising therefrom.

Declaration:

I/we have been explicitly informed of the relevant real estate purchase restriction policy (Guo Fa [2010] No. 10 and Shen Fu Ban [2010] No. 82), and required to provide relevant genuine proof documents. Should there be any legal liabilities arising from provision of false information or non-conformity with the policy requirements the undersigned is willing to bear all the legal liabilities arising therefrom. Hereby certify.

System Alert: Party B shall personally write down the above declaration into the following column and sign (by all of the Party B).

Declaration: Signature:

Party A (Seal): Authorized Representative (Seal)	Party B (Seal): : Authorized Representative (Seal) Execution date: 30 Oct. 2015

Appendix 1:

Parties hereby agree on the following additional terms:

1.
Through negotiations, Parties hereby agree on and jointly conclude the following terms (hereinafter referred to as the “Supplementary Terms”) as the supplements and amendments of Second-Hand Real Estate Sales Contract of Shenzhen Municipality (Shen (Fu) Fang Xian Mai Zi  (2015) No.18783) (hereinafter referred to as the “Contract”).The Supplementary Terms are integral part of the Contract, and the terms and conditions of the Supplementary Terms shall prevail over the terms and conditions setting forth in the main text of the Contract in case of any inconsistency.

2.
Supplementary Term for Clause 1 of the Contract: Areas of the construction area and the built-up area (hereinafter referred to as the “Agreed Area”) are filled in accordance with the information recorded on the Property Title Certificate held by Party A. Party B confirms that Party B has already conducted an on-site visit to the Real Estate and are fully aware of the current status of the Real Estate. Therefore, no matter whether the actual measuring construction area is equivalent to the Agreed Area, Parties will not adjust the Price setting forth in Clause 5 of the Contract.

3.
Supplementary Term for Clause 6 of the Contract: Party B should pay the rest of the amount of the Price (the full amount of the Price minus the paid deposit, same below) in accordance with the stipulations in the Contract to the bank escrow account (see definition below) on a lump sum basis.

4.
Amendment for Clause 7 of the Contract: No guarantee is set aside for the transaction of Real Estate. Party A shall deliver the Real Estate to Party B in accordance with Clause 11 of the Contract in due time.

5.
Supplementary Term for Clause 8 of the Contract: On the execution date of the Contract, both Parties have entered into the Escrow Agreement of the Transaction Funds for Property Sale and Purchase (No. 201575557602) with China Merchants Bank Holding Co, ltd. Shenzhen Central Business Branch and opened the fund escrow account (referred to as the “fund escrow account” hereinafter). Party B shall pay, on a lump sum basis, the rest of the Price, i.e. RMB ￥                , to the fund escrow account on or before10th November 2015.  The specific conditions for transferring the funds are set forth in the Escrow Agreement of the Transaction Funds for Property Sale and Purchase.

6.
Supplementary Term for Clause 10 of the Contract: Both Parties shall promptly pay the transactional taxes and fees according to the requirements from authorities, otherwise, the Party fails to pay in time shall pay to the non-defaulting Party the penalty for delay being 5‱ of the Price per day.

7.
Amendment for Clause 14 of the Contract: Within three (3) working days upon execution of the Contract and upon the payment of the rest of the Price RMB ￥                      being remitted to the fund escrow account in time, Parties shall prepare all documents required for registration of transfer of the title of the Real Estate, and jointly apply to the registration authority of land and real estate to proceed with procedures for the registration of title transfer. The New Property Title Certificate should be jointly collected by the two persons respectively designated by Party A and Party B.

8.	Both Parties mutually agree deletion of Clause 17 of the Contract.

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